EXHIBIT (g)(i)






                              MANAGEMENT AGREEMENT

     AGREEMENT made as of this 7th day of October, 1996, by and between The Principled Equity Market Fund, a Massachusetts business trust (the "Fund"), and
F. L. Putnam Investment Management Company, a Maine corporation (the "Manager").

                              W I T N E S S E T H :

     WHEREAS, the Fund is engaged in business as a closed-end management investment company and is so registered under the Investment Company Act of 1940, as amended; and

     WHEREAS, the Manager is engaged in the business of rendering investment advisory services and is registered under the Investment Advisers Act of 1940, as amended; and

     WHEREAS, the Fund desires to retain the Manager to furnish management services and the Manager is willing to furnish such services;

     NOW, THEREFORE, it is hereby agreed between the parties hereto as follows:




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(a) Services Rendered and Expenses Paid by the Manager.

         The Manager, subject to the control, direction and supervision of the Board of Trustees of the Fund and in conformity with applicable laws, third Agreement, the Fund's Declaration of Trust, By-Laws, registration statements and amendments thereto, prospectuses and statements of additional information as in effect from time to time, and stated investment objectives, policies and restrictions, shall, with its own expense:

               (i) manage the investment and reinvestment of the Fund's assets, and formulate and implement investment programs;

               (ii) place all orders for the purchase and sale of portfolio investments for the Fund's account with brokers or dealers selected by the Manager;

               (iii) supervise the overall conduct of the administration of the Fund's business and operations, except to the extent that actual administration is conducted by others with whom the Fund may contract therefor; and

               (iv) furnish to the Fund office space, facilities, equipment and personnel adequate to provide the services described in sub-paragraphs
          (i), (ii) and (iii), above, and pay the compensation of each Trustee and officer of the Fund who is an affiliated person of the Manager.


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                  (b) In performing the services described in sub-paragraph (ii)
         above, the Manager shall seek to obtain for the Fund the most favorable
         price  and  execution  available.   The  Manager  may,  to  the  extent
         authorized  by law,  cause  the Fund to pay a  broker  or  dealer  that
         provides   brokerage  or  research  services  to  the  Manager  or  its affiliates an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction. The Manager shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with any investment policy
         or  the  purchase,   sale,  or  retention  of  any  investment  on  the
         recommendation of the Manager; provided, however, that nothing herein contained shall be construed to protect the Manager against any liability to the Fund by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties under this Agreement.

                  (c) Except as otherwise agreed, or as otherwise provided herein, the Fund shall pay, or arrange for others to pay, all its expenses other than those expressly stated to be payable by the Manager hereunder, which expenses payable by the Fund shall include, without limitation, (i) interest and taxes; (ii) brokerage commissions and


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         other  costs in  connection  with the  purchase  and sale of  portfolio investments; (iii) compensation of its Trustees and officers other than those who are affiliated persons of the Manager and of any other employees or agents of the Fund; (iv) fees of outside counsel to and of independent accountants of the Fund selected by the Board of Trustees;
         (v)  custodian,   transfer  agent,   dividend   disbursing   agent  and
         administration agent fees and expenses; (vi) bookkeeping expenses and expenses of ascertaining the net asset value of shares of the Fund;
         (vii)  expenses  related to the repurchase or redemption of its shares;
         (viii) expenses related to the issuance of its shares; (ix) fees and related expenses of registering and qualifying the Fund and its shares under state and federal securities laws; (x) expenses of preparing, printing and mailing registration statements, prospectuses, reports, notices and proxy solicitation materials of the Fund; (xi) all other expenses incidental to holding meetings of the Fund's shareholders, such as proxy solicitations therefor; (xii) expenses for servicing accounts, such as the provision of accounting and tax information to shareholders; (xiii) insurance premiums for fidelity coverage and errors and omissions insurance; (xiv) dues for the Fund's membership in
         trade   associations  and  (xv)  such  other  expenses  as  may  arise, including, without limitation, those associated with actions, suits, or proceedings to which the Fund is a party or arising from any legal obligation which the Fund may have to indemnify its officers, Trustees,

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         employees  and agents with respect  thereto.  To the extent that any of the foregoing expenses are allocated between the Fund and any other party, such allocations shall be pursuant to methods approved by the Board of Trustees.

                  (d)      Role of the Manager.  Delegation of Duties.

                  (i) The Manager, and any person controlling, controlled by or under common control with the Manager, shall be free to render similar services to others and to engage in other activities, so long as the services rendered to the Fund are not impaired.

                  (ii) Except as otherwise required by the Investment Company Act of 1940, as amended, any of the shareholders, Trustees, officers and employees of the Fund may be a shareholder, director, officer or employee of, or be otherwise interested in, the Manager, and in any person controlling, controlled by or under common control with the Manager, and the Manager, and any person controlling, controlled by or under common control with the Manager, may have an interest in the Fund.

                  (iii) Except as otherwise agreed, in the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations or duties hereunder, the Manager shall not be subject to liability to the Fund for any act or omission in the course of, or


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         connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.

                 (iv) With the approval of the Fund, the Manager may delegate any or all of its duties to one or more subadvisers.

                  (e)      Compensation of the Manager.

                  (i) As full compensation for the services rendered, facilities furnished and expenses paid by the Manager under this Agreement, the Fund agrees to pay to the Manager a fee at the annual rate of .25% of the Fund's average monthly net assets. Such fee shall be accrued and paid at such intervals, not more than monthly, as soon as practicable after the end of each month or shorter period. For purposes of calculating such fee, the Fund's average monthly net assets shall be determined in the manner provided in the Fund's prospectus and statement of additional information.

                  (ii) If the Manager shall serve for less than the whole of any period, the foregoing compensation shall be prorated.

                  (f)      Term and Termination.

                  (i) This Agreement shall become effective on the date hereof, shall remain in full force and effect for two years from the date hereof and shall continue in full force and effect for successive



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         periods  of one  year  thereafter,  but  only  so  long  as  each  such continuance is approved at least annually (i) by either the Board of Trustees of the Fund or by vote of a majority of the outstanding voting securities of the Fund and in either event and (ii) by vote of a majority of the Board of Trustees of the Fund who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.

                  (ii) This Agreement may be terminated at any time without the payment of any penalty by vote of the Board of Trustees of the Fund or by vote of a majority of the outstanding voting securities of the Fund or by the Manager, on not more than sixty (60) days, nor less than thirty (30) days, written notice to the other party, or upon such shorter notice as may be mutually agreed upon.

                  (iii) This Agreement shall automatically terminate in the event of its assignment.

                  (g) Miscellaneous. For the purposes of this Agreement, the terms "affiliated person," "assignment," "interested person," and "majority of the outstanding voting securities" shall have their respective meanings defined in the Investment Company Act of 1940, as amended, and the rules and regulations thereunder, subject, however, to



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         such  exemptions as may be granted to either the Manager or the Fund by the Securities and Exchange Commission, and the term "brokerage and research services" shall have the meaning given in the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

                  (h) Limitation of Liability of the Trustees and Shareholders.

                  A copy of the Declaration of Trust of the Fund is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Fund as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees, officers or shareholders of the Fund but are binding only upon the assets and property of the Fund.

                  IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed as of the date first written above.


                                              THE PRINCIPLED EQUITY MARKET FUND


                                               By: /s/David W.C. Putnam
                                                   David W.C. Putnam, President


F. L. PUTNAM INVESTMENT MANAGEMENT
  COMPANY


By: /s/Susanne Stauffer
    Susanne Stauffer, Authorized Officer